Exhibit 99.1

Badger Meter News Release

Barbara Noverini, CFA
(414) 371-8144
bnoverini@badgermeter.com

BADGER METER REPORTS FIRST QUARTER 2026 FINANCIAL RESULTS

Milwaukee, WI, April 17, 2026 - Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2026.

First Quarter 2026 Highlights

•
Total sales of $202.3 million, 9% lower than the prior year’s $222.2 million.
•
Operating earnings of $35.2 million, with an operating profit margin of 17.4%, compared to operating earnings of $49.4 million and an operating margin of 22.2% in the prior year.
•
Diluted earnings per share (EPS) of $0.93, down from $1.30 in the first quarter of 2025.
•
Entered into a definitive agreement to acquire UDlive, which will close at the end of April 2026.

“Entering 2026, we expected project pacing dynamics to favor the back half of the year,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Our first quarter results were consistent with that expectation, reflecting comparisons to the prior‑year period, when several since completed projects were still in active deployment. Additionally, we experienced weaker than anticipated short-cycle order rates in the first quarter of 2026.

"In our view, the year-over-year decline in revenue and associated operating leverage are related to variability in project timing and short-cycle customer order patterns and do not reflect a change in underlying demand, our competitive position, or the long-term market drivers for our business. We have a strong pipeline of awarded projects scheduled to launch in the second half of 2026, and our broader multi-year opportunity funnel remains robust.

"Against this near‑term variability, we remain focused on advancing our strategy in ways that will strengthen our business for the long-term. In concert with that approach, we announced a definitive agreement to acquire UDlive, a UK‑based provider of hardware‑enabled software solutions for sewer line monitoring.

"UDlive complements SmartCover® by extending our sewer line monitoring capabilities across a broader range of use cases, network conditions and geographies. Together, SmartCover and UDlive elevate Badger Meter’s leadership position in a growing global market driven by aging infrastructure, evolving regulatory requirements and climate‑related risks. UDlive also enhances our BlueEdge® suite of solutions, enabling utilities to access actionable intelligence across the water cycle. These solutions expand Badger Meter’s participation across the full water cycle and support the growth of higher-margin, recurring software revenue streams over time.”

First Quarter 2026 Operating Results

Utility water sales declined 10% year-over-year, reflecting project timing and softer short‑cycle municipal customer ordering, partially offset by SaaS, SmartCover, water quality and network monitoring performance.

Sales of flow instrumentation products decreased 4%, with modest growth in water-related markets more than offset by lower demand in the de-emphasized array of market applications.

Gross margin of 41.7% was near the upper end of our normalized range of 39-42%, compared to a record 42.9% in the prior-year quarter.

Selling, Engineering and Administration (SEA) expenses declined sequentially, but increased year-over-year by $3.1 million, inclusive of acquisition costs and an additional month of SmartCover SEA expense to $49.2 million, representing 24.3% of sales.

Operating margin of 17.4% primarily reflected the year-over-year decline in sales combined with the increase in SEA expenses.

The effective tax rate for the first quarter of 2026 was 24.8%, compared to 24.4% in the prior year. Net earnings were $27.3 million, resulting in diluted earnings per share of $0.93.

Outlook

Bockhorst concluded, “Our focus remains on disciplined execution while continuing to advance our long-term strategic initiatives. Our strong balance sheet provides us the ability to continue to invest in our business, return cash to shareholders and acquire businesses in our attractive M&A funnel. This balanced approach positions us to manage near‑term variability, while building momentum throughout the year and creating durable value for our stakeholders.

"As awarded projects advance into deployment, we expect revenue to improve sequentially. Increasing project activity and a more normalized mix will support a stronger revenue run-rate as we exit 2026, with full‑year revenue, excluding acquisitions, relatively flat versus 2025. The uneven nature of project timing and order patterns does not diminish our positive view of long‑term demand and our competitive advantages within the North American smart water market."

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s first quarter 2026 results today, Friday, April 17, 2026 at 10:00 AM Central/11:00 AM Eastern time. A live listen-only webcast and the related presentation will be available on the Events & Presentations section of the Company’s investor relations website. Those wishing to actively participate in the conference call must pre-register using the following link: https://events.q4inc.com/analyst/462611018?pwd=u9LwCqog

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter
With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdge® suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)

Net sales	$202,277	$222,211

Cost of sales	117,950	126,774

Gross margin	84,327	95,437

Selling, engineering and administration	49,156	46,012

Operating earnings	35,171	49,425

Interest income, net	(1,138)	(1,334)
Other pension and postretirement income	(28)	(28)

Earnings before income taxes	36,337	50,787

Provision for income taxes	9,002	12,389

Net earnings	$27,335	$38,398

Earnings per share:

Basic	$0.94	$1.31

Diluted	$0.93	$1.30

Shares used in computation of earnings per share:

Basic	29,214,558	29,378,491

Diluted	29,365,170	29,564,797

-more-

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2026	2025
	(Unaudited)

Cash and cash equivalents	$205,453	$226,016
Receivables	110,290	112,356
Inventories	175,193	151,935
Other current assets	17,365	16,770
Total current assets	508,301	507,077

Net property, plant and equipment	80,834	79,636
Intangible assets, at cost less accumulated amortization	114,395	118,496
Other long-term assets	32,625	32,793
Goodwill	234,653	235,575
Total assets	$970,808	$973,577

Liabilities and Shareholders' Equity

Payables	$106,490	$72,299
Accrued compensation and employee benefits	15,663	37,619
Other current liabilities	47,266	40,798
Total current liabilities	169,419	150,716

Deferred income taxes	3,359	3,477
Long-term deferred revenue, employee benefits and other	107,599	106,090
Shareholders' equity	690,431	713,294
Total liabilities and shareholders' equity	$970,808	$973,577

-more-

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2026	2025
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$27,335	$38,398

Adjustments to reconcile net earnings to net cash provided by operations:

Depreciation	2,820	2,804
Amortization	6,235	5,478
Noncurrent employee benefits	5	37
Stock-based compensation expense	2,168	1,828
Changes in:
Receivables	1,795	(20,497)
Inventories	(23,695)	(120)
Payables	34,263	16,294
Prepaid expenses and other assets	(3,199)	(4,107)
Other liabilities	(13,834)	(7,088)
Total adjustments	6,558	(5,371)
Net cash provided by operations	33,893	33,027

Investing activities:
Property, plant and equipment expenditures	(4,427)	(2,966)
Acquisitions, net of cash acquired	-	(184,937)
Net cash used for investing activities	(4,427)	(187,903)

Financing activities:
Dividends paid	(11,709)	(10,017)
Proceeds from exercise of stock options	140	68
Repurchase of common stock for treasury stock	(38,213)	-
Net cash used for financing activities	(49,782)	(9,949)
Effect of foreign exchange rates on cash	(247)	878

Decrease in cash and cash equivalents	(20,563)	(163,947)
Cash and cash equivalents - beginning of period	226,016	295,305

Cash and cash equivalents - end of period	$205,453	$131,358

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